FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley/Emily Deissler
Sard Verbinnen & Co
212-687-8080

VECTOR GROUP AND LIGGETT GROUP REACH COMPREHENSIVE
SETTLEMENT ON ENGLE TOBACCO LITIGATION IN FLORIDA

Resolves Thousands of Lawsuits, Largest Group of Legal Cases Against Company

Company Will Incur After-Tax Charge of $53 Million in Third Quarter 2013
__________________________________________________________

MIAMI, FL, October 23, 2013 -- Vector Group Ltd. (NYSE: VGR) today announced that the Company and its Liggett Group tobacco subsidiary have reached a comprehensive settlement resolving substantially all of the individual Engle progeny tobacco litigation cases pending in Florida. Under the settlement, which does not require court approval, more than 4,900 of the approximately 5,300 individual Engle plaintiffs will be dismissing their claims against Vector Group and Liggett.
The Company expects to incur an after-tax charge of $53 million in the third quarter of 2013 related to the settlement agreement. Pursuant to the terms of the agreement, Liggett will pay a total of $110 million (or a present value, net of income taxes, of $53 million), with approximately $61 million ($38 million, net of income taxes) to be paid in a lump sum, and the balance of approximately $49 million (or a present value, net of income taxes, of $15 million) to be paid over 15 years. The settlement is expected to be finalized within 90 days and is contingent upon delivery of the required settlement documents by plaintiffs' attorneys.
Bennett S. LeBow, Chairman of Vector Group’s Board of Directors, said, “We are pleased to reach this landmark settlement, which prudently resolves substantially all of the Engle progeny cases pending against us. The Engle progeny cases have been the biggest litigation overhang on our company in the last decade, and this settlement substantially reduces the ongoing litigation risks, as well as related legal fees and expenses, of these cases.”
As background, the Engle litigation was originally filed against Liggett Group and other cigarette manufacturers as a class action in Miami-Dade County, Florida in May 1994. The class consisted of all Florida residents who, by November 21, 1996, “... have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 2006, after a multi-year trial, the Florida Supreme Court decertified the class action, but determined that certain jury findings from the class trial could be used in individual Engle progeny cases, including jury findings that smoking causes lung cancer, among other diseases, that nicotine in cigarettes is addictive, and that the cigarette companies concealed material information concerning the health effects or addictive nature of smoking. To date, the U.S. Supreme Court has declined to accept any appeals by Liggett and other tobacco companies of adverse verdicts in the Engle progeny cases.
Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. With respect to the after-tax amount of future payments regarding the Engle settlement agreement, Vector Group used a discount rate of 11%. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

# # #